Exhibit 4.40

Placement Agreement

SINO GOLD MINING LIMITED ABN 42 093 518 579

GOLD FIELDS AUSTRALASIA (BVI) LTD Reg No: 467530

TABLE OF CONTENTS

1. Definitions and interpretations	1
2. Completion Obligations	8
3. Placement	9
4. Quotation	10
5. Representations and Warranties	10
6. Notice under Section 708A(6) of the Corporations Act	12
7. Confidentiality	12
8. Notices	12
9. General provisions	13
Annexure A – Warranties	16

DETAILS

Date:                May 2008

Parties

(1)	SINO GOLD MINING LIMITED (Company)

ABN	42 093 518 579
Address	Level 22
44 Market Street
Sydney NSW 2000
Fax	+61 2 8259 7070
Attention	Mr J Klein

(2)	GOLD FIELDS AUSTRALASIA (BVI) LTD (Gold Fields)

Reg No	467530
Address	9 Columbus Centre Pelican Drive Tortola
British Virgin Islands

Fax	+61 8 9211 9201
Attention	Company Secretary

Recitals

A.	The Company proposes to make a placement of the Placement Shares to Gold Fields at the Subscription Price on the terms of this Agreement.

B.	In parallel with the placement, the Company also intends to undertake an accelerated renounceable entitlement offer to the Company’s shareholders (the ARE Offer). The ARE Offer will comprise of an offer of Shares to the Company’s shareholders for each shareholder to take up a predetermined number of Shares.

C.	The ARE Offer will be undertaken in two stages, firstly being an offer to ‘institutional’ shareholders of the Company (the Institutional Offer) and secondly an offer to ‘retail’ or non-institutional shareholders of the Company (the Retail Offer), each with associated bookbuilds for entitlements not taken up by existing shareholders.

Operative Parts

1.	Definitions and interpretations

1.1	Definitions

In this agreement unless the context requires another meaning:

ARE Offer has the meaning given to that term in recital B.

ASX means ASX Limited ACN 008 624 691;

ASX Listing Rules means the listing rules for the time being of ASX;

Board means board of directors of the Company;

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney;

Confidential Information means the contents of this agreement and all information supplied to or obtained by the other about this agreement and any negotiations or discussions relating to this agreement;

Constitution means the constitution of the Company, as amended from time to time;

Corporations Act means Corporations Act (Cth) 2001;

Director means a director of the Company;

First Tranche Price means the price equal to a 4% discount to the volume weighted average price of Shares on the ASX published by or derived from Bloomberg Page VAP over the five trading days commencing on and from 12 May 2008 and ending on 16 May 2008, provided that the First Tranche Price will not be less than $5.00 per Share nor greater than $5.30 per Share;

First Tranche Settlement means completion of the placement of the First Tranche Shares in accordance with this agreement;

First Tranche Settlement Date means not later than 6pm (Sydney time) on 22 May 2008;

First Tranche Shares means 11,000,000 Shares;

Government Agency means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;

Group means the Company and each of its Related Bodies Corporate;

HKSE Listing Rules means the listing rules for the time being of HKSE;

HKSE means The Stock Exchange of Hong Kong Limited;

A party is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration (each as defined in the Corporations Act); or

(b)	is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Corporations Act) appointed to its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or

(d)	an application or order has been made (an in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the events described in any of paragraphs (a), (b) or (c) above; or

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

(g)	it is otherwise unable to pay its debts as and when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction;

Material Adverse Effect means an event, condition or circumstance which has or which, given the effluxion of time, may be considered reasonably likely to have a material adverse effect on the reputation, condition (financial or otherwise), operations, earnings, business, properties, prospects of the Company taken as a whole or the ability of the Company to perform its obligations under this agreement, or which are otherwise material in the context of the allotment and issue of the Placement Shares;

Party means a party to this agreement and any of its successors and assigns;

Placement means the placement and issue of the First Tranche Shares and the Second Tranche Shares to Gold Fields in accordance with this agreement;

Placement Shares means the First Tranche Shares and the Second Tranche Shares;

PRC means the People’s Republic of China;

Related Body Corporate has the same meaning given to that term in section 50 of the Corporations Act;

Retail Offer has the meaning given to that term in recital C.

Second Tranche Settlement means completion of the placement of the Second Tranche Shares in accordance with this agreement;

Second Tranche Settlement Date means not later than 6pm (Sydney time) on the settlement date of the Retail Offer (expected to be 25 June 2008);

Second Tranche Shares means such number of Shares which will result in Gold Fields holding 19.9% of the issued Shares immediately following Second Tranche Settlement;

Second Tranche Price means the price equal to a 4% discount to the volume weighted average price of Shares on the ASX published by or derived from Bloomberg Page VAP over the five trading days commencing on and from the date the Retail Offer closes, provided that the Second Tranche Price will not be greater than the First Tranche Price and otherwise not less than $5.00 per Share nor greater than $5.30 per Share;

Section 708A Notice means a completed notice in accordance with section 708A(6) of the Corporations Act;

Settlement Date means, as the context requires, the First Tranche Settlement Date and the Second Tranche Settlement Date;

Shares means fully paid ordinary shares in the capital of the Company;

Warranties means the warranties contained in clauses 5.1(b), 5.1(c), 5.1(d) and Annexure A each being a Warranty.

1.2	Interpretation

In this agreement, unless the context requires otherwise:

(a)	a reference to a word includes the singular and the plural of the word and vice versa;

(b)	a reference to a gender includes any gender;

(c)	if a word or phrase is defined, then other parts of speech and grammatical forms of that word or phrase have a corresponding meaning;

(d)	a term which refers to a natural person includes a company, a partnership, an association, a corporation, a body corporate, a joint venture or a governmental agency;

(e)	headings are included for convenience only and do not affect interpretation;

(f)	a reference to a document includes a reference to that document as amended, novated, supplemented, varied or replaced;

(g)	a reference to a thing includes a part of that thing and includes but is not limited to a right;

(h)	the terms included, including and similar expressions when introducing a list of items do not exclude a reference to other items of the same class or genus;

(i)	a reference to a part, Clause, party, annexure, exhibit or Schedule is a reference to an item of that type in this agreement and includes a reference to the provisions or terms of that part, clause, annexure, exhibit or Schedule;

(j)	a reference to this agreement includes each annexure, exhibit and a Schedule to this agreement;

(k)	a reference to a party to this document includes the party’s successors and permitted assigns and includes any person to whom this agreement is novated;

(1)	a reference to a statute or statutory provision includes but is not limited to:

(i)	a statute or statutory provision which amends, extends, consolidates or replaces the statute or statutory provision;

(ii)	a statute or statutory provision which has been amended, extended, consolidated or replaced by the statute or statutory provision; and

(iii)	subordinate legislation made under the statute or statutory provision including but not limited to an order, regulation, or instrument;

(m)	a reference to a document is a reference to a document of any kind including but not limited to an agreement in writing, a certificate, a notice, or an instrument;

(n)	reference to $, A$, Australian Dollars or dollars is a reference to the lawful tender for the time being and from time to time of the Commonwealth of Australia;

(o)	a covenant, representation, warranty or an agreement between more than one person binds them jointly and severally;

(p)	a provision of this agreement is not to be construed against a party solely on the ground that the party is responsible for the preparation of this agreement or a particular provision;

(q)	a reference to an asset includes all property or title of any nature including but not limited to a business, a right, a revenue and a benefit, whether beneficial, legal or otherwise;

(r)

a reference to liquidation includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, assignment for the benefit of creditors, scheme composition or arrangement of creditors, insolvency, bankruptcy or any similar procedure or if applicable changes in the constitution of a partnership or the death of a person;

(s)	a reference to a body which is not a party to this agreement which ceases to exist or whose power or function is transferred to another body, is a reference to the body which replaces or substantially succeeds to the power or function of the first body.

1.3	GST

(a)	GST Definitions

Expressions set out in italics in this clause 1.3 bear the same meaning as those expressions in the GST Law.

For the purpose of this clause 1.3:

GST Amount means, in relation to a Payment, an amount arrived at by multiplying the Payment (or the relevant part of a Payment if only part of a Payment is the consideration for a taxable supply) by the appropriate rate of GST (being 10% when the GST Law commenced);

GST Law has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (as amended) and any regulation made under that Act;

Payment means:

(i)	the amount of any monetary consideration (other than a GST Amount payable under this clause 1.3);

(ii)	the GST exclusive market value of any non-monetary consideration;

(iii)	paid or provided by one Party to another for any supply made under or in connection with this agreement and includes any amount payable by way of indemnity, reimbursement, compensation or damages.

(b)	Amount otherwise payable do not include GST

All Payments have been set or determined without regard to the impact of GST.

(c)	Liability to pay any GST

Subject to clause 1.3(e), if the whole or any part of a Payment by a Party (including amounts referred to in clause 1.3(d)) is the consideration for a taxable supply, the GST Amount in respect of the Payment must be paid to the payee as an additional amount, at the same time and in the same manner as the Payment is otherwise payable or as otherwise agreed in writing.

(d)	Reimbursements

If a Payment due under this agreement is a reimbursement or indemnification by one Party of an expense, loss or liability incurred or to be incurred by the other Party, the Payment will exclude any GST forming part of the amount to be reimbursed or indemnified to the extent to which the other Party can claim an input tax credit.

(e)	Tax Invoice

A Party’s obligation to make payment under clause 1.3(c) is subject to a valid tax invoice being delivered to the Party liable to pay for the taxable supply.

(f)	Penalties or interest

Where the payee has become subject to any penalties or interest because of a late payment by the payee to the Australian Taxation Office of any GST Amount and that late payment is a result of the failure of the payer to comply with the terms of this clause 1.3, the payer must pay to the payee an additional amount on demand equal to the amount of those penalties and interest.

(g)	Indemnity

The payer must indemnify the payee on demand in respect to all loss or damage arising from a breach by the payer of its obligations under this clause 1.3.

1.4	Business Day and Day

(a)	If this agreement requires that the day on which a thing must be done is a day which is not a Business Day, then that thing must be done on or by the preceding Business Day.

(b)	If an event occurs on a day which is not a Business Day, or occurs later than 5.00 p.m. local time at the place that the event occurs, then the event is deemed to have occurred on the next Business Day in the place that the event occurs.

(c)	A reference to a day is a reference to a time period which begins at midnight and ends 24 hours later.

(d)	A reference to a period of time unless specifically written otherwise, excludes the first day of that period.

1.5	Payments

Unless the context otherwise requires, where an amount is required to be paid to a party (Receiving Party) by another party (Paying Party) under this agreement, that amount must be paid by bank cheque or by direct bank transfer to the

Receiving Party, or otherwise as set out in the written direction of the Receiving Party if that written direction is received by the Paying Party at least 2 Business Days before the date upon which payment of the amount is due.

2.	Completion Obligations

2.1	Gold Fields’ obligation to Complete

Gold Fields is not required to acquire the First Tranche Shares or the Second Tranche Shares (as the case may be), and may terminate this agreement by giving written notice to the Company if:

(a)	(insolvency) the Company is Insolvent; or

(b)	(Warranties) a Warranty is untrue, inaccurate or misleading in a material respect; or

(c)	(suspension) trading in Shares on ASX is suspended for a total or more than 5 days in the 12 months immediately preceding the relevant Settlement Date; or

(d)	(Undertakings) the Company fails to comply with its undertakings under clause 2.2.

2.2	Undertakings of the Company

(a)	(First Tranche Shares) the Company must notify Gold Fields as soon as possible of the Company’s calculation of the First Tranche Price (expected to be known on the evening of Monday 19 May 2008).

(b)	(No dividends) the Company must not declare or pay any dividend prior to the Settlement Date.

(c)	(No capital reorganisation) other than as disclosed in writing to Gold Fields prior to the date of this agreement, the Company must not during the period from the date of this agreement to the Settlement Date, announce or otherwise undertake a reorganisation of its capital without the consent of Gold Fields;

(d)	(Further agreements, issues etc) during the period from the date of this agreement to the Settlement Date, the Company must not enter into any agreement or legally binding commitment to give any person any right to invest in or acquire shares or any security convertible into or exercisable for shares in the Company and will not issue, redeem or cancel any Shares or any options over Shares, except (a) the ARE Offer; (b) as disclosed in writing to Gold Fields prior to the date of this agreement; (c) or in relation to the exercise of options or the conversion of convertible notes disclosed in writing to Gold Fields prior to the date of this agreement.

3.	Placement

3.1	Placement

Subject to the terms and conditions of this agreement, the Company agrees to issue and allot to Gold Fields, and Gold Fields agrees to subscribe for:

(a)	the First Tranche Shares at the First Tranche Price; and

(b)	the Second Tranche Shares at the Second Tranche Price.

3.2	Issue of First Tranche Shares

Subject to clause 3.3, the Company must issue and allot the First Tranche Shares to Gold Fields:

(a)	at the First Tranche Settlement on the First Tranche Settlement Date; and

(b)	in accordance with the constitution of the Company.

3.3	Payment for First Tranche Shares

Subject to clause 2.1, Gold Fields must pay the aggregate First Tranche Price for the First Tranche Shares at the First Tranche Settlement on the First Tranche Settlement Date by bank cheque or, if agreed with the Company, a wire transfer of cleared funds to the Company’s bank account.

3.4	Issue of Second Tranche Shares

Subject to clause 3.5, the Company must issue and allot the Second Tranche Shares to Gold Fields:

(a)	at the Second Tranche Settlement on the Second Tranche Settlement Date; and

(b)	in accordance with the constitution of the Company.

3.5	Payment for Second Tranche Shares

Subject to clause 2.1 and the Company complying with clause 3.2, Gold Fields must pay the aggregate Second Tranche Price for the Second Tranche Shares at the Second Tranche Settlement on the Second Tranche Settlement Date by bank cheque or, if agreed with the Company, a wire transfer of cleared funds to the Company’s bank account.

3.6	Ranking of Placement Shares

The Placement Shares will rank equally with each other Share for all dividends, distributions, rights and other benefits in accordance with the Company’s constitution, on and from their date of issue.

4.	Quotation

The Company must apply, at its expense, for the official quotation on ASX of the relevant Placement Shares within 5 Business Days after each date on which Placement Shares are issued.

5.	Representations and Warranties

5.1	Representations and Warranties by the Company

The Company represents and warrants to Gold Fields:

(a)	each of the Warranties are true, accurate and not misleading in all material respects as at the date of this agreement and on each of the First Tranche Settlement Date and Second Tranche Settlement Date by reference to the facts and circumstances then existing;

(b)	it has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	all approvals and authorities that may be required to permit it to enter into this agreement and to carry out the transactions contemplated by this agreement have been obtained and such authorisation remain valid and subsisting; and

(d)	the entry into and performance of this agreement does not breach:

(i)	any obligation (including any statutory, contractual or fiduciary obligation) of the Company;

(ii)	the ASX Listing Rules or the HKSE Listing Rules; or

(iii)	the Constitution.

5.2	Representations and Warranties by Gold Fields

Gold Fields represents and warrants to the Company that:

(a)	it has been incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(b)	all approvals and authorities that may be required to permit it to enter into this agreement and to carry out the transactions contemplated by this agreement have been obtained and such authorisations remain valid and subsisting;

(c)	it is a sophisticated investor for the purposes of section 708(8) of the Corporations Act and does not require a disclosure document under Part 6D.2 of the Corporations Act, or is otherwise a person to whom the Placement Shares may lawfully be offered and sold in compliance with applicable laws without lodgement, registration or other formality; and

(d)	by entering into this agreement and performing any of its obligations thereunder, it will be so acting in compliance with all relevant laws and regulations (including, without limitation, the requirements of the Foreign Acquisitions and Takeovers Act 1975 (Cth).

5.3	Placee’s Acknowledgement

(a)	The Company makes no warranties or representations in relation to the Placement Shares except as expressly provided for in this agreement.

(b)	Gold Fields acknowledges and agrees that:

(i)	it is aware of the nature of the business of the Company;

(ii)	it has had the opportunity to review publicly available information relating to the Company and to make (and has made) reasonable enquiries in relation to all matters material to the Company;

(iii)	it is not in the United States and it is purchasing the Placement Shares outside the United States in an “offshore transaction” as defined in Rule 902(h) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in accordance with Regulation S;

(iv)	it has not purchased the Placement Shares as a result of any “directed selling efforts” (within the meaning of Rule 902(c) under the Securities Act; and

(v)	it understands that the Placement Shares have not been and will not be registered under the Securities Act or under the securities laws of any state or other jurisdiction in the United States and it agrees that, in the future, if it decides to sell or otherwise transfer any Placement Shares, it will only do so if the offer and sale of such Placement Shares are (i) made in a transaction exempt from the registration requirements of the Securities Act and the securities laws of any state or other jurisdiction in the United States or (ii) made outside the United States in accordance with Regulation S under the Securities Act.

5.4	Survival of Warranties

The representations and warranties in, or given under, this agreement survive the execution of this agreement and Settlement.

5.5	Reliance on Warranties

Each party has entered into this agreement in reliance on the representations and warranties in, or given under, this agreement by the other party.

6.	Notice under Section 708A(6) of the Corporations Act

The Company undertakes to deliver a Section 708A Notice to the ASX within 5 Business Days after each date on which Placement Shares are issued to Gold Fields.

7.	Confidentiality

(a)	Each of the parties acknowledge that the Confidential Information is confidential.

(b)	Each of the parties must take all necessary precautions to ensure that it, its employees, advisers and agents do not disclose any part of this agreement or any Confidential Information without the prior written consent of the other or as otherwise required by law or any Government Agency or listing rules of any recognised stock exchange.

(c)	This clause 8 does not prohibit disclosure of any part of this agreement or the Confidential Information to the other party’s financial and professional advisers.

(d)	Each of the parties undertakes that prior to the Settlement Date, it will not (except as required by law or any applicable regulatory body) make any announcement in connection with this agreement unless the other party has consented to that announcement (which consent must not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

8.	Notices

8.1	Requirements

All notices must be:

(e)	in legible writing and in English;

(f)	addressed to the recipient at the address or facsimile number set out in the Details of this agreement or to such other address or facsimile number as that party may notify in writing to the other party;

(g)	signed by the party or where the sender is a company by an officer of that company or under the common seal of that company; and

(h)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.

8.2	Receipt

Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(i)	if sent by hand when left at the address of the recipient;

(j)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(k)	if sent by facsimile, upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a Business Day, or after 5.00pm on a Business Day, the notice is deemed to be duly received by the recipient at 9.00am on the first Business Day after that day.

9.	General provisions

9.1	Entire agreement

This agreement and any document referred to in this agreement or executed in connection with this agreement is the entire document of the parties about and supersedes all other representations, negotiations, arrangements, understandings or documents and all other communications.

9.2	Further assurances

Each party must, at its own expense, whenever reasonably requested by the other party, promptly do or arrange for others to do, everything reasonably necessary or desirable to give full effect to this agreement and the transactions contemplated by this agreement.

9.3	Costs

Each party will pay their own costs in relation to this agreement.

9.4	Assignment

A party must not assign, create an interest in or deal in any other way with any of its rights under this agreement without the prior written consent of the other party.

9.5	Invalid or unenforceable provisions

If a provision of this agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of:

(i)	the provision in another jurisdiction; or

(ii)	the remaining provisions.

9.6	Waiver and exercise of rights

A waiver of a provision of or of a right under this agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

A waiver is effective only in the specific instance and for the specific purpose for which it is given.

A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

9.7	Amendment

This agreement may be amended only by a document signed by all parties.

9.8	Counterparts

This agreement may be signed in counterparts and all counterparts taken together constitute one document.

9.9	Governing law

This agreement is governed by the laws of New South Wales.

9.10	Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Executed as an agreement

Executed by Sino Gold Mining Limited ABN 42 093 518 579 in accordance with section 127 of the Corporations Act 2001:

Signature of Director	Signature of Secretary

Name of Director	Name of Secretary
(BLOCK LETTERS)	(BLOCK LETTERS)

Executed by Gold Fields Australasia (BVI) Ltd Reg No: 467530

Signature of authorised person	Signature of authorised person

Office held	Office held

Name of authorised person	Name of authorised person
(BLOCK LETTERS)	(BLOCK LETTERS)

ANNEXURE A

WARRANTIES

In this Annexure:

Subsidiary has the meaning determined in accordance with Part 1.2 Division 6 of the Corporations Act.

1.	The Company is duly incorporated and existing under the laws of New South Wales, and each Related Body Corporate of the Company is duly incorporated and existing under the laws of the place of its incorporation.

2.	The Company and each of its Related Body Corporate:

(a)	is not Insolvent; and

(b)	has full power and authority to own its properties and to conducts its business.

3.	The Company has full power and capacity, and has obtained all consents necessary, to enter into, deliver and perform its obligations under this agreement and all other instruments contemplated hereunder.

4.	The execution, delivery and performance by the Company of this agreement and all other instruments contemplated hereunder and the consummation of the transactions contemplated hereby and thereby:

(a)	have been duly authorised by all necessary corporate action, and

(b)	do not and will not conflict with, result in any breach or violation of, or constitute a default under the Constitution of the Company, the ASX Listing Rules, the HKSE Listing Rules or any applicable laws, determination or award presently in effect and applicable to the Company, or of any commitment, agreement or any other instrument to which the Company is now a party or is otherwise bound, or result in or give rise to any impairment or encumbrance on the Placement Shares.

5.	This agreement and all other instruments contemplated hereunder are, or when executed and delivered to the relevant parties will be, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

6.	The Placement Shares will, at the time of their issue and allotment:

(a)	be duly authorised by the Company, validly issued and fully-paid, and will rank pari passu with all other Shares; and

(b)	be freely transferable and not subject to any pre-emptive or similar rights or restrictions on voting and transfers.

7.	(ASIC determination) No ASIC determination as contemplated by section 708A(2) of the Corporations Act has been made in respect of the Company.

8.	(quotation and trading) The Placement Shares to be issued pursuant to this agreement are in a class of securities that were officially quoted on the ASX at all times since the Company listed, and trading in that class of securities on the ASX was not suspended for more than a total of five days in the 12 months immediately preceding the date on which the Placement Shares were issued.

9.	(Act exemptions, determinations and orders) No:

(a)	exemption under section 111AS or 111AT of the Corporations Act; or

(b)	order under section 340 or 341 of the Corporations Act.

has been made in respect of the Company, or any person as director or auditor of the Company, at any time since the Shares commenced to be officially quoted by the ASX.

10.	Except as expressly set out or contemplated in this agreement, no action or thing is required to be taken, fulfilled or done, and no consents, authorisations, filings, registration, orders or approvals of any court or governmental or regulatory authority are required, to be done or obtained by the Company for the execution, delivery and performance by the Company of this agreement, the carrying out of the transactions contemplated by this agreement or the compliance by the Company with the terms of this agreement, except for those which have already been, or will on or prior to the Settlement Date be, obtained and are, or will on the Settlement Date, be in full force and effect.

11.	There are no pending actions, suits, proceedings or government or regulatory investigations against or affecting the Company or any Related Body Corporate of the Company or any of their respective properties or assets which, if determined adversely to the Company or any Related Body Corporate of the Company could individually or in the aggregate have a Material Adverse Effect, and, to the best of the Group’s knowledge (having made all reasonable enquiries), no such actions, suits or proceedings are threatened or contemplated.

12.	In conducting its business, the Company and each other member of the Group has complied in all material respects with all applicable laws and the listing rules of any exchange on which the Company’s or other applicable Group member’s securities are listed.

13.	Neither the Company nor any other member of the Group, nor any of its or their respective assets or properties, has any immunity in respect of its obligations under this agreement or from the jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment or attachment in aid of execution or otherwise).

14.	The Company:

(a)	has disclosed all information to the ASX required by Listing Rule 3.1; and

(b)	is not relying on an exception in Listing Rule 3.1A in respect of any information not disclosed to ASX which would have a Material Adverse Effect.

15.	The Company does not enter into this agreement in its capacity as trustee.

16.	Neither the Company nor any other member of the Group has taken, or caused to be taken, or will take, or cause to be taken, directly or indirectly, any action that has caused or could cause it or any of its affiliates to be in violation of any law, regulation, treaty or convention relating to anti-bribery, anti-corruption or similar matters.

17.	The Company does not issue the Placement Shares with the purpose of Gold Fields selling or transferring them, or granting, issuing or transferring interests in, or options over, them.

18.	(shares)

(a)	All of the Shares in the capital of the Company and each of its Related Bodies Corporate are validly allotted and issued and were not allotted or issued or transferred in breach of any:

(i)	pre-emptive or similar rights of any person;

(ii)	contract which is binding on the Company or any of its Related Bodies Corporate.

(b)	All shares in the capital of the Company and each of its Subsidiaries are fully paid.

(c)	Neither the Company nor any of its Related Bodies Corporate is under any obligation, whether or not subject to any condition, to:

(i)	issue, allot, create, sell, transfer or otherwise dispose of any securities, except as disclosed to Gold Fields prior to the date of this agreement;

(ii)	enter into any agreement in respect of the rights to vote which are conferred in respect of any securities; or

(iii)	grant any warrant, option or right of first refusal or offer in respect of any securities, except as disclosed to Gold Fields prior to the date of this agreement.

19.	(compliance with laws) The Company has conducted its business in all material respects in accordance with applicable laws, and so far as the Company is aware no allegation has been made of any material breach of any applicable law.